FOR IMMEDIATE RELEASE:	NEWS
July 2, 2007	OTCBB: RNCH

Rancher Energy Corp. Announces Fiscal 2007 Financial Results and Highlights

•	$89 million in equity capital raised
•	$73 million invested in three major properties in Powder River Basin
•	CO2 supply agreement signed with Anadarko Petroleum
•	Impressive new management team to direct operations
•	5 new board members strengthen leadership team and corporate governance

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced financial results for its fiscal year ended March 31, 2007, and other recent highlights associated with the Company’s strategy to use advanced CO2 recovery techniques to reinvigorate three historically productive oil fields in Wyoming’s Powder River Basin.

Fiscal 2007 revenue of $1.2 million consisted of slightly more than one fiscal quarter of oil & gas sales commencing with the December and January acquisitions of the three fields. Assuming stable crude prices, fiscal year 2008 revenue is expected to increase significantly due to four full quarters of contribution by producing fields.

The Company’s property acquisitions and aggressive growth strategy resulted in significantly higher operating expenses in fiscal 2007. General and administrative expense showed the largest increase - to $4.5 million from $74,000 - due to several factors, including higher costs associated with the addition of executive, technical and support personnel; consulting services; compliance with Sarbanes-Oxley; and audit, legal and reservoir engineering services. Including $1.5 million in non-cash stock-based compensation costs, total operating expenses increased to $6.8 million in fiscal 2007 from $124,000 in the prior year.

Net loss in fiscal 2007 was $8.7 million, or $0.16 per share, versus a net loss of $124,000, or less than one cent per share, in fiscal 2006. In addition to $1.5 million in non-cash stock-based compensation expense, the 2007 net loss included $2.7 million in liquidated damages due to the delayed effective date of a registration statement relating to the Company’s $80 million equity private placement.

During the second and third quarters of 2007 Rancher Energy raised approximately $89 million in two private placements, primarily with institutional investors. The Company used approximately $73 million of proceeds to acquire three historically productive oil fields in the Powder River Basin - the Cole Creek South Field and the South Glenrock B Field for $47.7 million on December 22, 2006, and the Big Muddy Field for $25.7 million on January 4, 2007. The Cole Creek South and South Glenrock B Fields are currently producing a gross aggregate of 290 BOPD, although CO2 enhanced oil recovery plans call for accelerated production levels from all three fields.

The private placements and subsequent property acquisitions increased total assets at 2007 fiscal year-end to $81.5 million from $47,000 in fiscal 2006. Working capital increased to $889,000 from $44,000 over the same periods.

A summary of the Company’s financial results is attached.

Additional Highlights

•
CO2 Supply Agreement with Anadarko Petroleum. In December 2006 Rancher Energy announced an agreement calling for Anadarko to supply the Company with a steady, long-term supply of CO2 for use in the enhanced oil recovery program at its fields in the Powder River Basin. The Company intends to construct a pipeline connecting its fields with the Anadarko CO2 pipeline. Construction of the pipeline, as well as build-out of the surface CO2 infrastructure, is planned to commence upon the Company obtaining additional financing.

•
During 2006 and early in 2007 Rancher Energy significantly strengthened its management team with the addition of four senior executives headed by president and CEO John Works, former SVP and head of International Producer Finance with Shell Capital in Houston. Works’ background includes positions of president and CEO of a large European oil concern, SVP and deputy head of project finance with ABN Amro, and VP Emerging Markets FSU with J.P. Morgan in London and New York. Joining Works is Dan Foley, chief financial officer, whose background includes assignments as treasurer with Aspect Energy in Denver, SVP corporate finance with Mission Resources in Houston, and director of global energy corporate finance with Arthur Andersen in Houston; Andrew Casazza, chief operating officer, who has a deep background in the energy and finance fields, including assignments with Western Energy Advisors, Enhanced Capital Partners, Isherpa Capital, Voicestream/Qwest, and Coopers & Lybrand; and John Dobitz, senior vice president and head of engineering, who has a strong CO2 recovery background as the former director of reservoir engineering with Kinder Morgan in Houston and whose background also includes various reservoir engineering management positions with Getty Oil and Cabot Corporation.

•
In the fourth quarter of fiscal 2007 Mark Worthey, a founding officer and former senior vice president of Denbury Resources, joined the Company’s board of directors. Worthey played a critical role in building Denbury into one of America’s most prominent and successful CO2 recovery companies, and his addition to Rancher Energy’s board is a key milestone in management’s commitment to assembling the finest talent available to drive the Company’s growth strategy. Worthey’s appointment was followed in the first quarter of fiscal 2008 with the appointment of four additional directors, each of whom brings a successful track record and unique experience to the board. The new members include William Anderson, who is the founder and a partner of Weller, Anderson & Co. Ltd., a full-service stock brokerage firm, and the former president of HARC Technologies, Rainbow Pipeline Company, and Farmers Oil Company; Joseph P. McCoy, former SVP and CFO of Burlington Resources, Inc., one of the world’s largest independent oil & gas companies prior to being acquired by ConocoPhillips in 2006; Patrick Murray, former CEO and chairman of the board of Dresser Industries, a worldwide leader in providing highly engineered products for the global energy infrastructure; and Myron (Mickey) Sheinfeld, legal counsel with King & Spalding LLP, one of the world’s largest law firms.

“Over the past eight months we have achieved a number of key milestones that are critical to our objective of becoming a formidable player in the CO2 enhanced oil recovery industry,” said John Works, president and CEO. “We raised significant equity capital, purchased three promising oil fields, secured a long-term CO2 supply source, and assembled a strong team of executives, board members and support personnel, all of whom are committed to building shareholder value through consistent performance. We have since turned our attention to a fresh set of milestones - completion of a significant financing, which we expect will be primarily debt; construction of a CO2 supply pipeline and related infrastructure; and completion of the resale registration statement. While we face customary challenges along the way, we are working diligently to achieve these milestones. We appreciate the support of our investors and employees at all levels of the organization and look forward to reporting our progress as it unfolds.”

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, the ability to complete its registration statement, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Dan Foley
Chief Financial Officer
Rancher Energy Corp.
303-928-7754

Rancher Energy Corp. Statements of Operations
	Year ended March 31, 2007	Year ended March 31, 2006
Revenue:
Oil & gas sales	$1,161,819	$-

Operating expenses:
Production taxes	136,305	-
Lease operating expenses	700,623	-
Depreciation, depletion, and amortization	375,701	213
Impairment of unproved properties	734,383	-
Accretion expense	29,730	-
Exploration expense	333,919	-
General & administrative	4,501,737	74,240
Exploration expense--mining	-	50,000
Total operating expenses	6,812,398	124,453

Loss from operations	(5,650,579)	(124,453)

Other income (expense):
Liquidated damages pursuant to registration rights arrangement	(2,705,531)	-
Amortization of deferred financing costs	(537,822)	-
Interest expense	(37,654)	-
Interest & other income	229,331	-
Total other income (expense)	(3,051,676)	-

Net loss	$(8,702,255)	$(124,453)

Basic & fully diluted net loss per share	$(0.16)	$(0.00)

Weighted average shares outstanding	53,782,291	32,819,623

Rancher Energy Corp. Balance Sheets
	Year ended March 31, 2007	Year ended March 31, 2006
ASSETS

Current assets:
Cash & cash equivalents	$5,129,883	$46,081
Accounts receivable	453,709	-
Total current assets	5,583,592	46,081

Oil & gas properties (successful efforts method):
Unproved	56,079,133	-
Proved	18,552,188	-
Less: Accumulated depletion, depreciation, and amortization	(347,821)	-
Net oil & gas properties	74,283,500	-

Other assets, net of accumulated depreciation of $27,880 and $414, respectively	1,610,939	476

Total assets	$81,478,031	$46,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,542,840	$2,070
Accrued oil & gas property costs	250,000	-
Asset retirement obligation	196,000	-
Liquidated damages pursuant to registration rights arrangement	2,705,531	-
Total current liabilities	4,694,371	2,070

Long-term liabilities:
Asset retirement obligation	1,025,567	-

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.00001 par value, 275,000,000 and 100,000,000 shares authorized at March 31, 2007 and 2006, respectively; 102,041,432 and 28,500,000 shares issued and outstanding at March 31, 2007 and 2006, respectively	1,021	285
Additional paid-in capital	84,985,934	570,809
Accumulated deficit	(9,228,862)	(526,607)
Total stockholders’ equity	75,758,093	44,487

Total liabilities & stockholders’ equity	$81,478,031	$46,557

Rancher Energy Corp. Statements of Cash Flows
	Year ended March 31, 2007	Year ended March 31, 2006
Cash flows from operating activities:
Net loss	$(8,702,255)	$(124,453)
Adjustments to reconcile net loss to net cash used for operating activities:
Liquidated damages pursuant to registration rights arrangements	2,705,531	-
Depreciation, depletion, and amortization	375,701	213
Impairment of unproved properties	734,383	-
Accretion expense	29,730	-
Stock-based compensation expense	1,501,908	-
Amortization of deferred financing costs	537,822	-
Interest expense on convertible note payable beneficial conversion	30,000	-
Interest expense on debt converted to equity	3,453	-
Changes in operating assets & liabilities:
Accounts receivable	(453,709)	-
Other assets	(588,765)	-
Accounts payable & accrued liabilities	1,540,770	167
Net cash used for operating activities	(2,285,430)	(124,073)

Cash flows from investing activities:
Acquisition of Cole Creek South & South Glenrock B Fields	(47,073,657)	-
Acquisition of Big Muddy Field	(25,672,638)	-
Capital expenditures for oil & gas properties	(841,993)	-
Increase in other assets	(769,018)	-
Net cash used for investing activities	(74,357,306)	-

Cash flows from financing activities:
Increase in deferred financing costs	(921,981)	-
Proceeds from issuance of convertible notes payable	11,144,582	-
Payment of convertible note payable	(150,000)
Proceeds from shareholder loans	-	-
Payment of shareholder loans	-	(30,000)
Proceeds from sale of common stock and warrants	71,653,937	196,094
Net cash provided by financing activities	81,726,538	166,094

Increase in cash & cash equivalents	5,083,802	42,021
Cash & cash equivalents, beginning of year	46,081	4,060
Cash & cash equivalents, end of year	$5,129,883	$46,081
Non-cash investing & financing activities:
Payables for purchase of oil & gas properties	$250,000	$-
Asset retirement asset & obligation	$1,191,837	$-
Value of warrants issued in connection with acquisition of Cole Creek South & South Glenrock B Fields	$616,140	$-
Common stock & warrants issued on conversion of notes payable	$10,613,876	$-